UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 29, 2010
THE TJX COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-4908	04-2207613

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)
(508) 390-1000
Registrant’s Telephone Number (Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On November 29, 2010, the Executive Compensation Committee of the Board of Directors of The TJX Companies, Inc. (TJX) approved a benefit for Paul Sweetenham, Senior Executive Vice President, Group President, Europe, who is not eligible to participate in TJX’s Executive Savings Plan (ESP). Under the terms of the benefit, Mr. Sweetenham is entitled to receive annual performance-based matching credits ranging between 50% and 150% on his T.K. Maxx Pension Plan deferrals of up to 8% of his base salary and 8% of his Management Incentive Plan (MIP) bonus, for the fiscal year ending January 29, 2011 up to and including the fiscal year ending in 2030, if performance under MIP for the relevant fiscal year produces a payout of between 90% and 125% of the target corporate award opportunities. The credits will be reflected in an account that will be an unfunded obligation of TJX UK and will be notionally invested in mutual funds or other market investments. The credit account will be 50% vested at five years following the date of the first credit to the account and will be 100% vested at age 55 or upon a change of control or separation from service by reason of death or disability. The vested portion of the credit account will be distributed before age 55 upon death or separation from service due to disability, at age 55 if Mr. Sweetenham has separated for any other reason (other than for cause), or upon a separation from service (other than for cause) after age 55. Distributions of vested amounts may also be made upon an unforeseeable emergency in accordance with the rules of the ESP. Distributions will be made in a lump sum payment unless Mr. Sweetenham elects to be paid in annual installments over a period of not more than ten years in the event that he separates from service after age 55. Amounts in the credit account that do not vest will be forfeited upon a separation from service, and all amounts will be forfeited upon a separation from service for cause. Under the terms of the benefit, Mr. Sweetenham must comply with any applicable confidentiality, noncompetition, nonsolicitation, or related agreement in order to receive and retain any amounts from the credit account.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Ann McCauley
Ann McCauley
Executive Vice President, General Counsel

Dated: December 3, 2010